E-67

THIS AGREEMENT made as at the 15th day of May, 2003.

BETWEEN:

VIREXX RESEARCH INC.,
a corporation amalgamated pursuant to the
laws of Canada,
(hereinafter referred to as "ViRexx"),

OF THE FIRST PART

- and -

DR. ANTOINE NOUJAIM
of the City of Edmonton
in the Province of Alberta
(hereinafter referred to as the "Employee"),

OF THE SECOND PART

EMPLOYEE CONFIDENTIALITY AGREEMENT
(hereinafter referred to as the "Agreement")

WHEREAS the Employee is presently employed, or is about to be employed pursuant to an Employment Agreement (“Employment Agreement”) dated concurrently herewith, by ViRexx in a position of confidence and trust and under conditions where he has or may have access to technical, confidential and secret information regarding existing or contemplated business of ViRexx;

AND WHEREAS the Employee recognizes that as a part of the duties of his employment, certain ideas and suggestions of interest to ViRexx, conceived or made by the Employee while he is retained or employed by ViRexx shall be immediately made available to and become the property of ViRexx without any further consideration;

AND WHEREAS ViRexx desires to receive from the Employee specific covenants relating to the non-disclosure of confidential information and ownership of Intellectual Property, and the employment contract with the Employee is conditional on ViRexx receiving these covenants.

IN CONSIDERATION of the premises set forth and the remuneration paid by ViRexx to the Employee, the parties agree as follows:

1. Definition of Confidential Information

1.1 For purposes of this Agreement, the term "Confidential Information", shall mean all information, whether or not reduced to writing and whether or not patentable or protected by copyright, which the Employee receives, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with the Employee's relationship with ViRexx, and includes, but is not limited to:

(i)
information concerning bioinformatics, medinformatics and cheminformatics software, databases and services, including but not limited to, source codes, object codes, flowcharts and programs and other materials whatsoever (tangible or intangible and machine readable or human readable);

(ii)	information concerning products and services provided to the global community to bridge the gap between biology in vitro (in the test tube) and biology in silico (in the computer);

(iii)	information concerning the handling and analysis of DNA and protein sequence data;

(iv)	information concerning drug development and development processes, including but not limited to, designing optimal drug molecules for treating diseases;

(v)	information concerning pre-clinical, analytical and formulation services;

(vi)	technology developed for high throughput screening of new chemical entities or drug levels;

(vii)	discoveries relating to, and developments of, patented in-house formulations;

(viii)
information concerning research, development and commercialization of vaccines and antibodies for preventative or therapeutic use including, without restriction, those based upon peptide-synthetic carrier protection vaccine formulations for infectious disease;

(ix)
formulations, including but not limited to, the development of new formulations for existing drugs, assessments of current formulations and the development of strategies for formulations of new drug chemical entities (NCE);

(x)	information, drugs, delivery systems, devices or models under a patent, or potential or pending patent, whether or not such a patent is in fact obtained or expires;

(xi)	test results, clinical studies, clinical trial results, and all research whatsoever;

(xii)
products and devices developed, patents, discoveries, concepts, compilations and ideas of any nature whatsoever including, without limitation, the nature and results of research and development activities, the software, molecular and analytical tools to facilitate research in the fields of biology, medicine and pharmaceutical science, and processes, formulas, inventions, technology, techniques, computer programs and models, designs, drawings, and specifications;

(xiii)
production processes, marketing techniques and arrangements, marketing materials, promotions, demos and publications, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, Employee, customer, supplier and distributor data and other materials or information relating to ViRexx's business and activities and the manner in which ViRexx does business, including but not limited to the names of drug firms, biotechnology firms, contact research organizations (CRO), generic drug manufacturers, pharmaceutical companies, pre-clinical clients, principal investigators and alliances with whom ViRexx has or may have a business relationship with,

(xiv)	any other materials or information related to, or that is or may be used in, the business, trade or activities of ViRexx which:

(a)	are not generally known to others engaged in similar business or activities;

(b)	has an economic value from not being generally known; and

(c)	is the subject of efforts that are reasonable in the circumstances to maintain its secrecy; and

(xiiv)	any financial information or information relating to the day to day business of ViRexx

1.2 Failure to mark any of the Confidential Information as confidential, proprietary or protected shall not affect its status as part of the Confidential Information under the terms of this Agreement.

1.3 For purposes of this Agreement, the term "Confidential Information" shall not include information which:

(i)
has been in the possession of the Employee prior to the date of the commencement of the Employee's employment with ViRexx including, without limitation, information pertaining to the matters set out in Section 1.1, if any;

(ii)	has been publicly available prior to coming into the possession of ViRexx;

(iii)	becomes publicly available without a breach by the Employee of: i) this Agreement; ii) any other agreement between the Employee and ViRexx; or iii) any lawful duty owed by the Employee to ViRexx;

(iv)	has been supplied to the Employee by a third party who is under no obligation to ViRexx.

The information described in paragraphs 1.3(i) and (iv) above is hereinafter called the "Employee Information".

2. Treatment of Information

2.1 The Employee acknowledges that in his position, or in any other position the Employee may hold, in and as a result of the Employee's relationship with ViRexx, the Employee shall, or may be making use of, acquiring or adding to Confidential Information about certain matters and things which are confidential to ViRexx and which information is the exclusive property of ViRexx.

2.2 As a material inducement for ViRexx to retain the services of the Employee, the Employee agrees that during his term as an Employee with ViRexx, and for a term of five (5) years following the date of expiry or termination of the Employment Agreement or expiry or termination of any extension or renewal thereof, the Employee shall not, except with the prior written consent of ViRexx, which consent may be arbitrarily withheld, or except if the Employee is acting in the course of his duties on behalf and for the benefit of ViRexx in connection with ViRexx's business practices and policies, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use for any purpose, or cause to be disclosed, divulged, revealed, reported, published, transferred or used for any purpose, the Confidential Information which has been obtained, created, learned or disclosed by, or to, the Employee.
0

2.3 Disclosure of any Confidential Information of ViRexx by the Employee shall not be prohibited if the disclosure is directly pursuant to a valid and existing order of a governing court or other governmental body or agency within Canada; provided, however that:

(i)	the Employee shall first provide immediate written notice to ViRexx of any possible or prospective order, or proceeding pursuant to which any order may result; and

(ii)	ViRexx shall have been afforded a reasonable opportunity to prevent or limit any disclosure.

3. Ownership of Virexx Intellectual Property and Confidential Information

3.1 The Employee agrees that all right, title and interest in any Confidential Information and any Intellectual Property pertaining to the business of ViRexx shall be and shall remain the exclusive property of ViRexx.

3.2 The Employee agrees immediately to disclose in writing to ViRexx all Confidential Information and any Intellectual Property pertaining to the business of Virexx developed in whole or in part by the Employee during the term of the Employee's relationship with ViRexx and does hereby assign to ViRexx, any right, title or interest the Employee may have in the Confidential Information. The Employee agrees to execute any instruments and to do all other things reasonably requested by ViRexx, in order to vest more fully in ViRexx, all ownership rights in those items transferred by the Employee to ViRexx.

3.3 All notes, data, tapes, reference items, sketches, drawings, memoranda, computer information, memory, and all disks, records, inventions, technology and all intellectual property and other materials in any way relating to any of the Confidential Information or to the business of ViRexx shall belong exclusively to ViRexx and the Employee does hereby transfer any interest he may have in it and agrees to turn it over to ViRexx including but not limited to all originals and all copies of the materials in, or that at any time whatsoever were in, the Employee's possession, power or control, at the request of ViRexx, or in the absence of a request, on the termination of the Employee's relationship with ViRexx, howsoever the Employee's termination occurs, including but not limited to, the Employee's retirement or death.

4. Injunctive Relief

4.1 The Employee understands and agrees that ViRexx shall suffer irreparable harm in the event that the Employee breaches any of the Employee's obligations under this Agreement and that monetary damages shall be inadequate to compensate ViRexx for the breach. Accordingly the Employee agrees that, in the event of a breach or threatened or potential breach by the Employee of any of the provisions of this Agreement, Virexx, in addition to and not in limitation of any other rights, remedies or damages available to ViRexx at law or in equity, shall be entitled to an interim injunction, interlocutory injunction, and permanent injunction, in order to prevent or to restrain any such breach by the Employee, or by any or all of the Employee's partners, co-venturers, ViRexx's servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of, or with the Employee.

5. Accounting for Profits and Indemnification

5.1 The Employee agrees that if the Employee shall violate any of the Employee's covenants under this Agreement, ViRexx shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remunerations or benefits which the Employee directly or indirectly shall have realized or may realize relating to, growing out of, or in connection with any violations of this Agreement. This remedy shall be in addition to and not in limitation of any injunctive relief at law or in equity or otherwise under this Agreement.

5.2 The Employee agrees to defend, hold harmless and indemnify ViRexx against and in respect of:

(i)
any and all losses and damages resulting from, relating or incident to, or arising out of any misrepresentation or breach by the Employee of any warranty or covenant made or contained in this Agreement;

(ii)	any and all actions, suits, proceedings, claims demands, judgments, costs, and expenses (including all legal fees, on a solicitor and his own client basis), incident to the foregoing.

6. Severability

6.1 In the event that any provision or part of any provision of this Agreement shall be deemed to be void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect. The Employee agrees that the breach or alleged breach by ViRexx of:

(i)	any covenant contained in another agreement (if any) between ViRexx and the Employee or;

(ii)	any obligation owed to the Employee by ViRexx;

shall not affect the validity or enforceability of the covenants and agreements of the Employee set forth in this Agreement.

7. No Prior Agreements

7.1 The Employee represents to the best of the Employee's knowledge that the Employee's performance of all the terms of this Agreement do not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including any agreement relating to any proprietary information, knowledge or data acquired by the Employee in confidence, trust or otherwise prior to the Employee's employment by ViRexx) to which the Employee is a party or by the terms of which the Employee may be bound. The Employee covenants and agrees that the Employee shall not disclose to ViRexx, or induce ViRexx to use any proprietary information, knowledge or data belonging to any previous employer or others. The Employee further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

8. Employee's Status

8.1 Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that ViRexx shall continue to employ the Employee. No change of the Employee's duties as an Employee of ViRexx shall result in, or be deemed to be, a modification of the terms of this Agreement.

9. Successors

9.1 This Agreement shall be binding on and shall enure to the benefit of ViRexx and the Employee, and their respective heirs, personal and legal representatives, successors and assigns. As used in this Agreement, the term "ViRexx" shall also include any corporation or entity which is a parent, subsidiary, or affiliate of ViRexx. The Employee consents to the enforcement of any and all provisions of this Agreement by or for the benefit of ViRexx as to any other corporation or entity regarding any of the Confidential Information.

10. Governing Law

10.1 This Agreement shall at all times and in all respects be governed by the laws of the Province of Alberta and all parties hereto shall irrevocably attorn to the courts of competent jurisdiction of the Province of Alberta.

11. Notices

11.1 Any notice required or permitted to be given to the Employee shall be sufficiently given if delivered to the Employee personally or if mailed by registered mail to the Employee's address last known to ViRexx.

11.2 Any notice required or permitted to be given to ViRexx shall be sufficiently given if delivered personally or faxed or if mailed by registered mail to:

1123 Dentistry/Pharmacy Bldg.
University of Alberta
Edmonton, Alberta
T6N 2E8   Fax: (403) 433-2193

or at such other address as the Employer may advise the Employee in writing.

11.3 Any notice given by mail shall be deemed to have been given forty eight (48) hours after the time it is posted. Any notice given by personal delivery or fax shall be deemed to have been given on the day of personal delivery or faxing.

11.4 Either one of the parties may advise the other, in the manner aforesaid, of any change of address for the giving of notices.

12. Entire Agreement

12.1  It is acknowledged that the parties are parties to an employment agreement to which this agreement is attached as Schedule "A". This Agreement and the employment agreement along with any future agreement respecting options or warrants contain the entire agreements and understandings by and between ViRexx and the Employee with respect to the subject matter, and no representations, promises, agreements or understandings, written or oral, express or implied shall be valid or binding unless the same is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement at the time or shall be deemed a valid waiver of the provision at any other time.

13. Assignment

13.1 This Agreement is assignable by ViRexx without the prior consent of the Employee.

13.2 As this Agreement is personal in nature with respect to the Employee, it is not assignable by the Employee under any circumstance.

14. Gender

14.1 Whenever the singular is used, it shall be deemed to extend to and include the plural. Where one gender is used, it shall include all genders.

15. Headings

15.1 The headings and other captions in this Agreement are for convenience and reference only and are not to be construed in any way as additions or limitations of the covenants and agreements contained in this Agreement.

16. Effective Date

16.1 This Agreement is effective as of the date and year first above mentioned and indicated herein.

IN WITNESS WHEREOF, ViRexx and the Employee have duly executed this Agreement, where applicable by their respective corporate officers hereunto duly authorized.

VIREXX RESEARCH INC.

Per:	(signed) “Rob Salmon”
c/s

Per:

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
_(signed) “Bruce Hirsche”______________	)	(signed) “Antoine Noujaim”
Witness	)	DR. ANTOINE NOUJAIM

C A N A D A	)	I,
_____________________________,	)
PROVINCE OF _______________	)	of the City of ___________________,
TO WIT:	)	in the Province of _______________,
	)	MAKE OATH AND SAY:

1.  THAT I was personally present and did see ____________   named in the annexed instrument, who is personally known to me to be the person named therein, duly sign and execute the same for the purpose named therein.

2.  THAT the same was executed at the City of __________, in the ___________ of ____________, and that I am the subscribing witness thereto.

3.  THAT I know the said _____________ and he (she) is in my belief of the full age of eighteen years.

SWORN BEFORE ME at the City	)
of _______, in the Province	)
of __________, this _______ day of	)
__________________, 2003.	)
)
	)	___________________________
)

_____________________________________
A COMMISSIONER OF OATHS IN AND
FOR THE PROVINCE OF _________________